4C Controls Announces Revised Agreement on Recapitalization Proposal for BQT Solutions

4C Controls Inc. (OTCBB: FOUR.OB) today announced that it has reached a revised agreement with BQT Solutions Limited (ASX: BQT) for recapitalization of BQT Solutions and BQT Satellites Limited. Both parties had previously announced on March 3, 2008 that they had entered into a strategic alliance and agreed to a financing package for BQT Solutions.

The revised agreement continues the 4C Controls subscription for 20,000,000 ordinary shares of BQT Solutions at an issue price of $0.20 per share, for investment of Australian dollars (AUD) $4 million of which AUD$1 million was previously delivered by 4C Controls.

4C Controls has also agreed to a recapitalization of BQT Satellites Limited through an equity infusion of AUD $14 million. This investment will result in 4C Controls holding 40% of the share capital of BQT Satellites Limited with BQT Solutions holding 20% and financial advisory firm Prime Asset Finance Limited holding 40%.

Under the revised agreement, BQT Solutions has determined that it will now implement a new security development program directly rather than through its subsidiary BQT Intelligent Security Systems Pty Ltd.

The aggregate value of the investments to be made by 4C Controls in BQT Solutions and BQT Satellites under the revised agreement is expected to be AUD$18 million. The closing of the transactions under the revised agreement are subject to several conditions which must be satisfied by BQT Solutions, including obtaining the approval of the shareholders of BQT Solutions of a 7-to-1 reverse split of the outstanding shares of BQT Solutions.

About 4C Controls

4C Controls intends to position itself through strategic alliances at the forefront of international security, surveillance satellite and access control technologies, and establish its ability to design, manage and integrate state-of-the-art high technology security solutions with comprehensive and fully integrated service offerings.

4C Controls anticipates acquiring technologies and large global distribution networks primarily in the market sectors of (1) electronic surveillance/global access control markets, including biometric and closed-circuit television, and (2) low-orbit high resolution satellites and satellite images. Rudana Investment Group AG, the majority shareholder of 4C Controls Inc., has committed to provide the funds necessary to complete the investment of 4C Controls in BQT Solutions and BQT Satellites.

About BQT Solutions

BQT Solutions specialises in access control systems, biometric and smart card readers, CCTV, cameras and customised developments for selected clients. BQT Solutions’ strategy is to diversify and expand its activities in the security and surveillance technology sector. BQT Solutions will focus on commercialising its SMAX access control system and support sales of existing company technologies of biometrics, smart card readers, CCTV cameras and customised solutions for selected key clients.

About BQT Satellites

BQT Satellites will focus on design, building and operation of small synthetic aperture radar (SAR) satellites dedicated for earth observation and surveillance. BQT Satellites has finalized the establishment of an Italian joint venture company with Politechnico di Torino (Polito), one of the leading European technology scientific research institutes and technology partners for the satellite project.

Forward-Looking Statements

This press release contains 'forward-looking statements' as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. 4C Controls cannot provide assurances that any prospective matters described in the press release will be successfully completed or that it will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; its ability to retain key management and employees; intense competition and the ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the 4C Controls SEC filings. 4C Controls undertakes no obligation to update information contained in this release.

For 4C Controls
Investors & Media:
Bob Leahy, 202-550-4204
rdleahy@msn.com

Source: Business Wire (May 1, 2008 - 9:11 PM EDT)

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